[RYDER SCOTT COMPANY LETTERHEAD]

Exhibit No. 23.4

Consent of Ryder Scott Company, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of information from our reserve reports for Plains Exploration & Production Company and subsidiaries as of December 31, 2003 and December 31, 2002, Nuevo Energy Company and subsidiaries as of December 31, 2003, and for 3TEC Energy Corporation as of December 31, 2002 and December 31, 2001. We further consent to references to our firm under the heading “EXPERTS”.

/s/ Ryder Scott Company, L.P.

Houston, Texas

March 31, 2005